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        Exhibit 23.2




        The Board of Directors
        The Kushner-Locke Company:

        We consent to incorporation by reference in the registration statements (Nos. 333-40391, 333-10239 and 33-82942) on Form S-3 and (Nos.
        333-63297, 33-45248 and 33-86768) on Form S-8 of The Kushner-Locke
        Company of our report dated December 26, 1997, relating to the consolidated balance sheet of The Kushner-Locke Company and subsidiaries as of September 30, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended September 30, 1997, and the related schedule for each of the years in the two-year period ended September 30, 1997, which report appears in the September 30, 1998 annual report on Form 10-K/A of The Kushner-Locke Company.

        KPMG LLP

        Los Angeles, California
        February 19, 1999


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